Exhibit 99.1

Puradyn Releases 2010 1st Quarter Financial Results

1st Qtr Sales increase 125% over 1st Qtr 2009

Boynton Beach, FL - May 24, 2010 - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the first fiscal quarter ended March 31, 2010.

Net sales for the first quarter ended March 31, 2010 were $674,000 compared to $299,000 for the same period in 2009, an increase of $375,000 or 125%.

The Company reported a net loss of $269,000 or ($0.01) per share, basic and diluted, for the quarter ended March 31, 2010, compared to a net loss of $682,000 or ($0.02) per share, basic and diluted, for the same period in 2009.

Operating losses decreased by $ 412,000 or 64%%, in the first quarter of 2010 as compared to the same time period in 2009.  Cost of products sold, as a percentage of sales, decreased from 121% in 2009 to 60% in 2010.  The decrease in cost of goods sold as a percentage of sales is primarily attributable to the significant increase in sales and allocation of fixed and variable factory costs over those higher sales.

Kevin G. Kroger, President and COO, stated, “First quarter sales in 2010 were strong compared to the comparable period in 2009.  Consequently, in March we hired a new sales associate based in the western U.S. region to manage new accounts and assist with OEM-backed requests.  We anticipate that second quarter sales will continue the upward trend of the first quarter, based on our sales results to date.

“In the markets in which we are focused, we are beginning to see renewed activity as a sense of confidence in the economy returns.  Ongoing implementation of our business plan in developing these targeted markets has brought Puradyn to the attention of companies looking for credible, intelligent solutions to high operating and maintenance costs.  Many are trying to operate with a much smaller resource base and therefore are looking for solutions to reduce overhead in maintaining equipment.”

Kroger continued, “Our product is engineered to significantly decrease oil consumption and associated maintenance costs by safely extending oil drain intervals while still allowing oil-lubricated equipment to run cleaner, more efficiently, and more economically.  Subsequently, this allows companies to free up technicians to perform other maintenance tasks.

“The interest generated by customers is a strong sign that bypass oil filtration is an intelligent and credible solution to the high cost of owning and operating equipment.”

Kroger concluded, “We are encouraged by the demand for bypass oil filtration we have experienced over these past few months and remain optimistic for the remainder of 2010.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com/.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry.  Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2010 and 2009

(Unaudited)

	For the Three Months Ended March 31
	2010	2009

Net sales	$674,261	$298,781
Costs and expenses:
Cost of products sold	401,498	360,491
Salaries and wages	239,486	239,669
Selling and administrative	265,044	342,628
Total Operating Costs	906,028	942,788
Loss from operations	$(231,767)	$(644,007)
Other income (expense):
Interest income	56	177
Interest expense	(37,356)	(38,590)
Total other income (expense)	(37,300)	(38,413)
Net loss before income tax expense	(269,067)	(682,420)
Income tax expense		-
Net loss	$(269,067)	$(682,420)
Basic and diluted loss per common share	$(0.01)	$(0.02)
Basic and diluted weighted average common shares outstanding	40,481,850	37,246,932

See accompanying notes to consolidated financial statements included in the Company’s 10-Q.

CONTACT:

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com

Emerging Markets, LLC

Investor Relations:

Jim Painter III

321-206-6682

jamespainter@emergingmarketsllc.com

www.emergingmarketsllc.com

www.themicrocapreport.com